Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FIRST QUARTER 2008 RESULTS
NET SALES INCREASE 7.2%, NET EARNINGS FROM CONTINUING OPERATIONS DECLINES 2.3% DRIVEN BY
CHARGES IN AEROSTRUCTURES SEGMENT

BLOOMFIELD, Connecticut (May 1, 2008) – Kaman Corp. (NASDAQ:KAMN) today reported financial results for the first quarter ended March 28, 2008.

Net earnings from continuing operations for the first quarter of 2008 were $8.9 million, or $0.35 per share diluted, compared to $9.1 million, or $0.37 per share diluted, in the first quarter of 2007. The first quarter results for 2007 include a $2.5 million pretax charge for the SH-2G(A) helicopter program for Australia.  Net sales from continuing operations for the first quarter of 2008 were $285.8 million compared to $266.5 million in the first quarter of 2007.

Neal J. Keating, Chairman, President and Chief Executive Officer, said, “We experienced improved operational performance at several of our businesses and achieved a significant milestone with the Australian program settlement.  However, we are disappointed that issues in our Aerostructures and Fuzing segments prevented the improvement from being fully evident in our financial results.  Specifically, operational difficulties at our Wichita facility and continuing profit margin issues for the Joint Programmable Fuze (JPF) program significantly impacted the quarter. However, our overall sales growth of 7.2% in the quarter testifies to the diversity of markets in which we participate and our strong competitive position within those markets.

Industrial Distribution increased both its revenue and operating profits despite weakness in certain sectors of the economy and increased expenses associated with supporting our national account initiative. Our success with these accounts not only drives revenue growth, but also increases our participation in less cyclical sectors of the economy. We are also benefiting from increases in market share, as we prove ourselves to be the partner of choice for world-class companies who need service across their national footprint. An important step for us in expanding our geographic reach was the purchase of Industrial Supply Corporation, which occurred early in the second quarter. ISC brings a strong reputation for customer service, a very experienced management team and gives us a stronger presence in the important Virginia and North Carolina markets.”

Mr. Keating concluded, “First quarter performance in our Aerospace segments was mixed. Specialty Bearings produced another set of excellent results. For Helicopters, the major news was the successful negotiation of a settlement agreement with the Commonwealth of Australia for the SH-2G (A) program. Once the agreement is implemented, significant management time and resources will be freed up to focus on growing the business, including remarketing and selling the SH-2G (A) Super Seasprite helicopters. And while our Jacksonville Aerostructures facility had a strong sales quarter, Wichita continues to experience operational issues in ramping up production to meet the concurrent demands of three significant programs. In early February we consolidated operational management for both facilities under the Jacksonville leadership team in order to address the performance issues and in the quarter we recorded charges related to additional tooling costs and production inefficiencies. We are dedicated to working through these issues to satisfy our customers, continuing to win new business and delivering bottom line results. While this may take some time to achieve, I believe that we now have the right management in place to do so.”

“Kaman Reports First Quarter 2008 Results”
May 1, 2008

Segment reports follow:

Aerostructures segment operating loss for the first quarter of 2008 was $1.0 million, compared to operating income of $4.6 million for the first quarter of 2007.  Segment sales were $28.8 million in the first quarter of 2008, compared to $25.2 million for the first quarter of 2007. The growth in net sales was primarily due to higher production levels and increased shipments to Sikorsky for the BLACK HAWK helicopter program. Total operating results decreased primarily as the result of $4.5 million in charges related to the concurrent ramp up of three significant programs at the Wichita facility.

Fuzing segment operating income for the first quarter of 2008 was $1.8 million, compared to $2.5 million in the first quarter of 2007.  Segment sales were $24.1 million for the first quarter of 2008, compared to $18.5 million in the first quarter of 2007.  The increase in sales occurred as a result of higher shipments on the JPF program to the U.S. Government as well as higher shipments on several legacy programs.  Total operating income decreased primarily due to the essentially break even gross margins generated from JPF program sales to the U.S. Government.

Helicopters segment operating income for the first quarter of 2008 was $0.9 million, compared to an operating loss of $1.0 million for the first quarter of 2007.  Segment sales were $14.6 million for the first quarter of 2008 compared to $17.5 million for the first quarter of 2007. There was a certain amount of nonrecurring work performed for Egypt in the 2007 quarter that was not repeated during 2008.  Additionally, sales for Sikorsky, which are based on the level of order activity for join and subcontract work in the relative periods, were lower in the first quarter of 2008. Operating income increased primarily due to the absence of an accrued contract loss charge for the Australia program in the first quarter of 2008 compared to a $2.5 million charge recorded in the first quarter of 2007.

Specialty Bearings segment operating income for the first quarter of 2008 was a record $13.0 million, compared to $10.6 million in the first quarter of 2007.  Segment sales were a record $36.1 million in the first quarter of 2008, compared to $32.0 million in the first quarter of 2007.   The increase in net sales was a result of higher shipments to our customers in the commercial jet liner market, regional jet market, military aircraft market and commercial helicopter market. The increase in operating income primarily reflects the leverage gained from increased sale volume.

Collectively, the four Aerospace Segments generated operating income for the first quarter of 2008 of $14.6 million, compared to $16.6 million for the first quarter of 2007; and sales of $103.6 million and $93.1 million, respectively for the same periods.

Industrial Distribution segment operating income for the first quarter of 2008 was $9.1 million, compared to $8.7 million in the first quarter of 2007.  Segment sales were $182.2 million in the first quarter of 2008, compared to $173.4 million in the first quarter of 2007.  The increase in sales is primarily due to the ramp up of national account business, as well as strong demand in the food & beverage, mining, chemical and paper markets.  This sales increase was achieved with one fewer sales day in 2008 compared to 2007.  The increase in operating income is a result of the increased sales volume offset partially by greater costs associated with new branch openings.

“Kaman Reports First Quarter 2008 Results”
May 1, 2008

Discontinued Operations:  On December 31, 2007, the company completed the sale of its wholly owned subsidiary, Kaman Music Corporation, to Fender Musical Instruments Corporation for approximately $120 million in cash.  Kaman Music comprised the company’s entire Music segment, and operating results are reported as discontinued operations for 2007.

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarters’ results and various company programs.

The company held its annual meeting of shareholders on April 16, 2008. At that meeting, shareholders elected four directors, including Neal J. Keating to a term expiring in 2010; and Brian E. Barents, Edwin A. Huston and Thomas W. Rabaut, each to a term expiring in 2011.  This is in addition to five other directors whose terms extended beyond this meeting. Shareholders also approved the company's Cash Bonus Plan (Amended and Restated as of January 1, 2008) and ratified the company's appointment of KPMG LLP as its independent registered public accounting firm.

A conference call has been scheduled for tomorrow, May 2, 2008 at 11:00 AM EDT.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  Management may provide exhibits to the conference call and these will be available through the Internet link provided above.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) successful implementation of the Deed of Settlement agreed upon with the Commonwealth of Australia, which would conclude the Australia SH-2G (A) program with a mutual release of claims; 7) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 8) the University of Arizona’s continued failure to succeed in its appeals efforts to overturn the jury verdict that rejected the University's breach of contract claim against the company; 9) satisfactory resolution of the company’s contract litigation with the U.S. Army procurement agency relating to the FMU-143 program; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 11) cost growth in connection with environmental remediation

“Kaman Reports First Quarter 2008 Results”
May 1, 2008

activities at the Moosup and New Hartford, CT facilities and such potential activities at the Bloomfield, CT facility; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) future levels of indebtedness and capital expenditures; 17) continued availability of raw materials in adequate supplies; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.
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Contact: Eric Remington
Vice President, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports First Quarter 2008 Results”
May 1, 2008

A summary of segment information follows:
Summary of Segment Information
(In thousands)

	For the Three Months Ended

	March 28, 2008(1)	March 30, 2007 (1)

Net sales:
Aerostructures	$28,793	$25,179
Fuzing	24,130	18,500
Helicopters	14,614	17,458
Specialty Bearings	36,079	31,979
Subtotal Aerospace Segments	103,616	93,116
Industrial Distribution	182,165	173,414
Net sales from continuing operations	285,781	266,530

Operating income (loss):
Aerostructures	(1,015)	4,551
Fuzing	1,805	2,530
Helicopters	858	(1,025)
Specialty Bearings	12,968	10,559
Subtotal Aerospace Segments	14,616	16,615
Industrial Distribution	9,073	8,694
Net gain (loss) on sale of assets	(110)	(42)
Corporate expense	(9,796)	(9,343)
Operating income from continuing operations	$13,783	$15,924

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday.  The first quarters of 2008 and 2007 ended on March 28, 2008 and March 30, 2007 respectively.

“Kaman Reports First Quarter 2008 Results”
May 1, 2008

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended
	March 28, 2008	March 30, 2007

Net sales	$285,781	$266,530

Cost of sales	209,190	191,369
Selling, general and administrative expense	62,698	59,195
Net (gain) loss on sale of assets	110	42
	271,998	250,606
Operating income from continuing operations	13,783	15,924

Interest expense (income), net	(1)	1,545
Other expense (income), net	141	(41)

Earnings from continuing operations before income taxes	13,643	14,420
Income tax expense	(4,775)	(5,347)
Net earnings from continuing operations	8,868	9,073

Earnings from discontinued operations before income taxes	-	1,624
Income tax expense	-	(622)
Net earnings from discontinued operations	-	1,002

Net earnings	$8,868	$10,075

Net earnings per share:
Basic net earnings per share from continuing operations	0.35	0.37
Basic net earnings per share from discontinued operations	-	0.05
Basic net earnings per share	$0.35	$0.42

Diluted net earnings per share from continuing operations	0.35	0.37
Diluted net earnings per share from discontinued operations	-	0.04
Diluted net earnings per share	$0.35	$0.41

Average shares outstanding:
Basic	25,099	24,140
Diluted	25,391	25,105

Dividends declared per share	$0.140	$0.125

“Kaman Reports First Quarter 2008 Results”
May 1, 2008

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 28, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$28,349	$73,898
Accounts receivable, net	180,796	158,435
Inventories	227,437	210,341
Deferred income taxes	26,129	28,724
Other current assets	21,810	20,231
Total current assets	484,521	491,629
Property, plant and equipment, net	53,585	53,645
Goodwill and other intangible assets, net	46,458	46,188
Deferred income taxes	5,071	3,594
Overfunded pension	31,102	30,486
Other assets, net	9,243	9,321
	$629,980	$634,863
Liabilities and shareholders' equity
Current liabilities:
Notes payable	$2,377	$1,680
Accounts payable - trade	79,258	74,236
Accrued salaries and wages	16,928	25,328
Accrued pension costs	9,935	14,202
Accrued contract losses	11,561	9,513
Advances on contracts	10,055	9,508
Other accruals and payables	34,875	36,162
Income taxes payable	2,384	12,002
Total current liabilities	167,373	182,631
Long-term debt, excluding current portion	12,011	11,194
Other long-term liabilities	46,730	46,512
Shareholders' equity	403,866	394,526
	$629,980	$634,863